                    Exhibit 10.1
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of the 27th day of July, 2020 (the “Execution Date”), by and between TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and Bass C. Wallace, Jr. (the “Employee”) and shall be effective as of the Effective Date (defined below in Section 12). (Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 15 of this Agreement.)
W I T N E S S E T H :
WHEREAS, the Employee has been employed by the Company as its Senior Vice President and General Counsel and held various officer positions with the Company and its Affiliates;
WHEREAS, the Employee has as of the Execution Date resigned from the positions of Senior Vice President and General Counsel and the parties have mutually agreed to continue the Employee’s employment by the Company as herein provided; and
WHEREAS, the Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of the Employee’s continued employment by, and the Employee’s separation of service from, the Company.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:
1.Employment.
1.1 Contingent upon the Employee executing this Agreement and not revoking the First ADEA Release (defined below in Section 11), the Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept continued employment with the Company, in a non-executive capacity upon the terms and for the period set forth in this Agreement. If the Employee revokes the First ADEA Release, this Agreement shall not go into effect and shall be null and void.
1.2 Unless sooner terminated in accordance with the terms of this Agreement, the Employee’s term of employment hereunder shall mean the period commencing on the Execution Date and ending two (2) years thereafter, on July 26, 2022 (the “Transition Period”). The Employee acknowledges and agrees, subject to the terms and provisions of this Agreement, that the Employee’s employment with the Company during the Transition Period shall continue to be on an at-will basis and this Agreement shall not establish any term of employment for a fixed term.
2.    Duties.
2.1 During the Transition Period, the Employee shall provide, on the terms set forth herein, such services as may be reasonably requested by the Company’s Chief Executive Officer,

which will be generally consistent with the services previously provided by the Employee and relate to the Company’s business operations and other matters about which the Employee has knowledge because of the Employee’s previous employment position with the Company and its Affiliates. The Employee shall have no regular office hours and it is anticipated that such services will be performed remotely by the Employee, although the Employee agrees to attend in person meetings at reasonable locations if requested. The Company shall provide the Employee with a laptop computer, cell phone, and other equipment reasonably necessary to perform his duties. The Employee may be requested to provide up to sixteen (16) hours of services per week; provided, the Employee shall not be required to provide such services during any three (3) consecutive month period during the Transition Period for an average number of hours per week greater than eight (8). Such services may include, without limitation, (i) the transition of internal legal duties and responsibilities, (ii) assistance with any litigation or other disputes involving the Company and/or its Affiliates including providing affidavits and testimony at depositions, hearings and trials with regard, in all cases, to matters within his knowledge and subject to all obligations applicable to the Employee under the Texas Disciplinary Rules of Professional Conduct, as reasonably requested by the Company, (iii) assistance with transactions and financings involving the Company and/or its Affiliates, and (iv) answering questions regarding the Employee’s former job duties, all as requested by the Company’s Chief Executive Officer. The Company acknowledges that the Employee may be providing legal or other consulting services to third parties in the future or he may have other commitments or plans. The Chief Executive Office will give the Employee written notice of any requested services, which may be by email, and the Employee agrees to use his reasonable best efforts to provide such services subject to the terms herein.
3.    Compensation and Related Matters.
3.1 Base Salary. During the Transition Period, the Employee shall receive an annualized base salary equal to $192,500, less applicable withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice.
3.2 Bonus Opportunities. During the Transition Period, the Employee shall no longer be entitled to receive any new annual or long-term bonus awards or opportunities. The Company has previously awarded to the Employee the annual cash incentive compensation opportunity (the “Annual Cash Incentive Award”) and the long-term cash incentive compensation opportunities (the “LT Cash Incentive Awards”) set forth on Schedule A that remain outstanding as of the Execution Date.
(a) Annual Cash Incentive Award. Subject to the terms of this Agreement, the Employee is eligible to receive the full amount of any earned award payment for the Annual Cash Incentive Award for 2020, paid at the same time that payments under similar annual cash incentive awards are made by the Company, which will generally be no later than two and one-half (2½) months after the end of the calendar year in which the Annual Cash Incentive Award was earned by the Employee, assuming the Employee is still employed by the Company at that time. The Annual Cash Incentive Award will be paid only to the extent the applicable performance period objectives are met, as determined in accordance with the Cash Incentive Compensation Plan (the “CICP”) (i.e., a payout is not guaranteed); provided that the Company shall not exercise negative discretion to reduce the amount of the Annual Cash Incentive Award payable to the Employee below the amount that was earned based upon the applicable performance period objectives; and provided further that to the extent the Compensation Committee of the Company’s Board of Directors approves the payment of any portion of the 2020 annual cash incentive compensation awards based upon the individual performance objectives of any executives of the Company, then the applicable individual performance objectives for the Employee shall be deemed to have been 100% satisfied.
(b) LT Cash Incentive Awards. Subject to the terms of this Agreement, the Employee is eligible to receive the full amount of any earned award payment for each of the performance periods covered by the respective LT Cash Incentive Awards listed on Schedule A, paid at the same time that payments under similar long-term cash incentive awards are made by the Company, which will generally be no later than two and one-half (2½) months after the end of the respective performance period in which the LT Cash Incentive Award was earned by the Employee, assuming the Employee is still employed by the Company at that time. Each LT Cash Incentive Award will be paid only to the extent the applicable performance period objectives are met, as determined in accordance with the CICP (i.e., a payout is not guaranteed); provided that the Company shall not exercise negative discretion to reduce the amount of the LT Cash Incentive Award payable to the Employee below the amount that was earned based upon the applicable performance period objectives.
3.3 Equity-Based Awards. During the Transition Period, the Employee shall no longer be entitled to receive any new equity awards. The Company and CSI Compressco LP (“CSI Compressco LP”) have each previously granted to the Employee the respective equity awards (the “Outstanding Equity Awards”) as set forth on Schedule B that remain outstanding as of the Execution Date. Unvested stock options included within the Outstanding Equity Awards will continue to vest during the Transition Period pursuant to the vesting schedule set forth in the applicable award agreement and thereafter subject to the terms and conditions in Section 5. Unvested time-based restricted stock, restricted stock units and phantom units included within the Outstanding Equity Awards will continue to vest, and the restrictions on such restricted stock awards, restricted stock units and phantom units will continue to lapse, during the Transition Period pursuant to the vesting schedule set forth in the applicable award agreement and thereafter subject to the terms and conditions in Section 5.
3.4 Employee Benefits. During the Transition Period and thereafter subject to the terms and conditions in Section 5, and subject to the provisions of and eligibility under any applicable plan (including any insurance plan or program), the Employee and/or the Employee’s eligible dependents, as the case may be, shall, except as provided below, be eligible to participate in and shall receive all coverage under welfare benefit plans practices, policies and programs provided by the Company (including, without limitation, medical, prescription and dental plans and programs and the Company’s 401(k) plan, including Company-matching contributions, and the Company’s deferred compensation plan), to the extent generally available to the executive officers of the Company. The Employee acknowledges that, beginning with the commencement of the Transition Period, neither the Employee nor any of his dependents will be eligible to participate in and receive coverage under the Company’s disability, employee life, group life, accidental death and dismemberment plans and programs. If the Company amends any welfare benefit plan after the Effective Date and the amendment has the effect of denying the Employee and his eligible dependents benefits and coverage substantially the same as the benefits and coverage for which they are eligible as of the Effective Date, the Company shall use its best efforts to enter into, at the Company’s sole cost, alternative arrangements to provide such denied benefits and coverage during the period required under this Agreement. The foregoing sentence shall not require any such action by the Company if the amendment or change in benefits and coverage results from any amendment or change in benefits or coverage required (i) by applicable law or regulation, or (ii) by general market conditions in the insurance industry and such amendment or change affects all employees at the Company who participate in such welfare benefit plan.
4.    Termination of Employment.
4.1 Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Transition Period.
4.2 Disability. If the Company determines that a Disability (as defined below) of the Employee has occurred during the Transition Period, the Company may give to the Employee a Notice of Termination (as defined below) giving notice of the Company’s intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective thirty (30) days after receipt of such Notice of Termination by the Employee (the “Disability Effective Date”). For purposes of this Agreement only, “Disability” shall mean and be deemed to have occurred if (i) the Employee is receiving income replacement benefits under the Company’s long-term disability plan, or (ii) in the absence of the Employee’s receipt of such benefits, the Employee has been unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of illness or injury for a total of ninety (90) consecutive days or an aggregate of one hundred eighty (180) days within any given period of three hundred sixty (360) consecutive days.
4.3 Termination by Employee.
(a) The Employee may terminate his employment during the Transition Period for (i) Good Reason (as defined below), or (ii) any reason upon ten (10) days’ advance written notice to the Company (a “Voluntary Resignation”). The Employee’s employment will be deemed to be automatically terminated upon (x) the Employee’s commencement of employment with any third party (which for clarification does not include any Successor Entity), or (y) unless otherwise agreed in writing by the Chief Executive Officer of the Company, the Employee’s commencement of providing services to any one or more third parties under circumstances in which it is reasonably anticipated that the Employee will receive compensation (whether in any combination of cash, equity, property or other consideration) in excess of $200,000 in any consecutive twelve (12) month period (both (x) and (y) being referred to herein as a “Reemployment

Termination”). The Employee shall provide prior written notice to the Company of any proposed employment or the provision of services, including the name of the counterparty and, in the event of a proposed services arrangement, the anticipated amount of compensation payable to the Employee. For clarification, a Reemployment Termination shall not occur as a result of the Employee serving on the board or committee of any charitable organization or other third party.
(b) For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s consent, any failure by the Company to comply with any of the provisions of Section 3 hereof that is not remedied by the Company within ten (10) days after the Company’s receipt of written notice thereof by the Employee.
4.4 Termination by the Company. The Company may terminate the Employee’s employment during the Transition Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:
(a) the continued failure of the Employee to perform, in accordance with the terms and conditions herein, the Employee’s duties and obligations hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to physical or mental illness), after a written demand for performance is delivered to the Employee by the Chief Executive Officer (which specifically identifies the manner in which the Chief Executive Officer believes that the Employee has not performed the Employee’s duties), and the Employee has not cured such failure within ten (10) days following receipt of the written demand for performance;
(b) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere of, a felony or any crime involving dishonesty or moral turpitude;
(c) the failure of the Employee to comply in any material respect with any previously announced and disclosed written policy or procedure of the Company including, without limitation, the Company’s Code of Business Conduct, which, if curable, is not cured within ten (10) days after the Employee’s receipt of written notice thereof; or
(d) the Employee’s breach or violation of the covenants and obligations contained in any one of Sections 6, 7 and 8 or the Employee’s engagement in any Competitive Activities (as defined in Section 9.2).
4.5 Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or the Employee (other than a termination pursuant to Section 4.1 or Reemployment Termination) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Effective Termination Date

(as herein defined); provided, however, that a Notice of Termination in connection with a termination for Good Reason shall be given by the Employee within a reasonable period of time, not to exceed forty-five (45) days, following the occurrence of the event giving rise to such right of termination.
4.6 Effective Termination Date. For purposes of this Agreement, the “Effective Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which date shall be:
(a) if the Employee’s employment is terminated as a result of the Employee’s death, the date of the Employee’s death;
(b) if the Employee’s employment is terminated as a result of the Employee’s Disability, the Disability Effective Date;
(c)if the Employee’s employment is terminated by the Company either for Cause or without Cause, or by the Employee for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein, as the case may be;
(d) if the Employee’s employment is terminated as a result of the expiration of the Transition Period pursuant to Section 1.2, the date on which the Transition Period ends;
(e) if the Employee’s employment is terminated by the Employee for a Voluntary Resignation, the date that is ten (10) days after the date on which the Notice of Termination is given; and
(f) if the Employee’s employment is terminated as a result of a Reemployment Termination, the date the Employee commences employment with any third party or commences providing services to any third party.
4.7 Resignation from Officer Positions. In connection with the execution of this Agreement, the Employee has delivered to the Company an executed resignation pursuant to which the Employee has resigned from all officer positions with the Company and its Affiliates.
5.    Obligations of the Company upon Termination of Employment.
5.1 Good Reason; Death; Disability; Other Than For Cause.
(a) Subject to the provisions of Section 5.1(b), Section 5.6 and Section 9 below, if, during the Transition Period, the Employee’s employment hereunder is terminated (1) by reason of the Employee’s termination of the Employee’s employment hereunder for Good Reason, (2) by reason of the Employee’s death, or (3) by reason of the Company’s termination of the Employee’s employment hereunder as a result of (x) the Employee’s Disability or (y) other than for Cause:

(i)    the Employee or his estate or heirs, as applicable, shall be entitled to receive all accrued and unpaid Base Salary through the Effective Termination Date;
(ii)    the Company shall continue to pay to the Employee or his estate or heirs, as applicable, when due in accordance with the Company’s normal payroll practices the Employee’s Base Salary through July 26, 2022;
(iii)    the Company shall pay to the Employee or his estate or heirs, as applicable, the full amounts of any outstanding Annual Cash Incentive Award and any outstanding LT Cash Incentive Awards that are earned, consistent with the provisions of Section 3.2 above, and that would have been or would be payable to the Employee if the Employee’s employment hereunder had not been terminated;
(iv)    to the extent not already vested, the restricted stock awards included in the time-based Outstanding Equity Awards will become fully vested and no longer subject to forfeiture, and all other unvested time-based Outstanding Equity Awards shall continue to vest, and the risk of forfeiture shall lapse, pursuant to the vesting schedule set forth in the applicable award agreement; provided that in the event the Employee’s employment hereunder is terminated by reason of the Employee’s death, or the Employee should die following any other termination of employment covered by this Section 5.1, the vesting of all such other unvested time-based Outstanding Equity Awards shall be accelerated and such awards will become fully vested and no longer subject to forfeiture;
(v)    the Employee’s vested stock options, including those that became vested pursuant to Section 5.1(a)(iv), will continue to be exercisable by the Employee or his estate or heirs, as applicable, until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with a change in control of the Company); and
(vi)    the Employee and his eligible dependents shall continue to be eligible to participate in any welfare benefit plans contemplated by Section 3.4 above pursuant to the terms and conditions thereof or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and if the Employee or the Employee’s eligible dependents elect continuation coverage pursuant to COBRA, the Company will waive, pay or reimburse the Employee for any premium or contribution required of the Employee to continue COBRA coverage (at coverage levels in effect immediately prior to the Employee’s termination of employment but without regard to any tax consequences to the Employee) until the earlier of (A) the expiration of the availability of COBRA coverage, and (B) the date upon which the Employee or the Employee’s eligible dependents become eligible for coverage under another employer’s plan(s).

The payments and benefits described in Section 5.1(a)(ii) – (vi) are collectively referred to as the “Section 5.1 Severance Benefits.”
(b) Notwithstanding any provision herein to the contrary, the payment or provision of any of the Section 5.1 Severance Benefits shall be conditioned upon (i) the Employee’s (or the Employee’s legal representative’s) execution and delivery to the Company, within sixty (60) days after the Effective Termination Date, of a release agreement substantially in the form attached hereto as Exhibit A (the “Release”) and (ii) the expiration of any period during which the ADEA Release (as defined in the Release) is subject to revocation without the Employee (or the Employee’s legal representative) having revoked such ADEA Release. If the Employee (or the Employee’s legal representative) satisfies the foregoing conditions, then except as otherwise provided in Section 5.6 and Section 9, the Section 5.1 Severance Benefits shall commence and become effective, within sixty (60) days following the Effective Termination Date as it relates to any termination of employment covered by this Section 5.1. To the extent any payment under Section 5.1(a) would be payable before the conditions in this Section 5.1(b) are satisfied, such payment shall be withheld and upon satisfaction of the conditions in this Section 5.1(b), such withheld payment shall be made on the Company’s next regularly scheduled payroll date following the satisfaction of such conditions. If the Employee (or the Employee’s legal representative) does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release in the Release, neither the Employee nor his estate or heirs, as applicable, shall be entitled to any of the Section 5.1 Severance Benefits. If the ADEA Release review and revocation period spans two calendar years, the payment or provision of the Section 5.1 Severance Benefits in accordance with the terms herein will commence in the later year.
5.2 Voluntary Resignation; Reemployment Termination.
(a) Subject to the provisions of Section 5.2(b), Section 5.6 and Section 9 below, if, during the Transition Period, the Employee’s employment hereunder is terminated (1) by reason of a Voluntary Resignation, or (2) by reason of a Reemployment Termination which does not involve the Employee engaging in Competitive Activities:
(i)    the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Effective Termination Date;
(ii)    the Company shall pay to the Employee the prorated amount of any outstanding Annual Cash Incentive Award and the prorated amount of any outstanding LT Cash Incentive Awards that are earned, consistent with the provisions of Section 3.2 above, and that would have been or would be payable to the Employee if the Employee’s employment hereunder had not been terminated. Proration will be based on the number of full months of service during the applicable performance period prior to the Effective Termination Date divided by the number of months in the applicable performance period;
(iii)    to the extent not already vested, the restricted stock awards included in the time-based Outstanding Equity Awards will become fully vested and no longer subject to forfeiture, and all other time-based Outstanding Equity Awards shall continue to vest, and the risk of forfeiture shall lapse, pursuant to the vesting schedule set forth in the applicable award agreement; provided that in the event of the Employee’s death following any termination of employment covered by this Section 5.2, the vesting of any such other unvested time-based Outstanding Equity Awards will be accelerated and such awards will become fully vested and no longer subject to forfeiture; and
(iv)    the Employee’s vested stock options, including those that became vested pursuant to Section 5.2(a)(iii), will continue to be exercisable by the Employee or his estate or heirs, as applicable, until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with a change in control of the Company).
The payments and benefits described in Section 5.2(a)(ii) – (iv) are collectively referred to as the “Section 5.2 Severance Benefits.”
(b) Notwithstanding any provision herein to the contrary, the payment or provision of any of the Section 5.2 Severance Benefits shall be conditioned upon (i) the Employee’s (or the Employee’s legal representative’s) execution and delivery to the Company, within sixty (60) days after the Effective Termination Date, of the Release and (ii) the expiration of any period during which the ADEA Release is subject to revocation without the Employee (or the Employee’s legal representative) having revoked such ADEA Release. If the Employee (or the Employee’s legal representative) satisfies the foregoing conditions, then except as otherwise provided in Section 5.6 and Section 9, the Section 5.2 Severance Benefits shall commence and become effective within sixty (60) days following the Effective Termination Date as it relates to any termination of employment covered by this Section 5.2. To the extent any payment under Section 5.2(a) would be payable before the conditions in this Section 5.2(b) are satisfied, such payment shall be withheld and upon satisfaction of the conditions in this Section 5.2(b), such withheld payment shall be made on the Company’s next regularly scheduled payroll date following the satisfaction of such conditions. If the Employee (or the Employee’s legal representative) does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release in the Release, neither the Employee nor his estate or heirs, as applicable, shall be entitled to any of the Section 5.2 Severance Benefits. If the ADEA Release review and revocation period spans two calendar years, the payment or provision of the Section 5.2 Severance Benefits in accordance with the terms herein will commence in the later year.
5.3 Expiration of Transition Period
(a) Subject to the provisions of Section 5.3(b), Section 5.6 and Section 9 below, if the Employee’s employment hereunder is terminated as a result of the expiration of the Transition Period:
(i)    the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Effective Termination Date;

(ii)    the Company shall pay to the Employee the prorated amount of any outstanding LT Cash Incentive Awards that are earned, consistent with the provisions of Section 3.2 above, and that would have been or would be payable to the Employee if the Employee’s employment hereunder had not been terminated. Proration will be based on the number of full months of service during the applicable performance period prior to the Effective Termination Date divided by the number of months in the applicable performance period;
(iii)    to the extent not already vested, the restricted stock awards included in the time-based Outstanding Equity Awards will become fully vested and no longer subject to forfeiture, and all other time-based Outstanding Equity Awards shall continue to vest, and the risk of forfeiture shall lapse, pursuant to the vesting schedule set forth in the applicable award agreement; provided that in the event of the Employee’s death following any termination of employment covered by this Section 5.3, the vesting of any such other unvested time-based Outstanding Equity Awards will be accelerated and such awards will become fully vested and no longer subject to forfeiture; and
(iv)    the Employee’s vested stock options, including those that became vested pursuant to Section 5.3(a)(iii), will continue to be exercisable by the Employee or his estate or heirs, as applicable, until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with a change in control of the Company).
The payments and benefits described in Section 5.3(a)(ii) - (iv)) are collectively referred to as the “Section 5.3 Severance Benefits.” The Section 5.1 Severance Benefits, Section 5.2 Severance Benefits and Section 5.3 Severance Benefits are collectively referred to as the “Severance Benefits.”
(b) Notwithstanding any provision herein to the contrary, the payment or provision of any of the Section 5.3 Severance Benefits shall be conditioned upon (i) the Employee’s (or the Employee’s legal representative’s) execution and delivery to the Company, within sixty (60) days after the Effective Termination Date, of the Release and (ii) the expiration of any period during which the ADEA Release is subject to revocation without the Employee (or the Employee’s legal representative) having revoked such ADEA Release. If the Employee (or the Employee’s legal representative) satisfies the foregoing conditions, then except as otherwise provided in Section 5.6 and Section 9, the Section 5.3 Severance Benefits shall commence and become effective within sixty (60) days following the Effective Termination Date as it relates to any termination of employment covered by this Section 5.3. To the extent any payment under Section 5.3(a) would be payable before the conditions in this Section 5.3(b) are satisfied, such payment shall be withheld and upon satisfaction of the conditions in this Section 5.3(b), such withheld payment shall be made on the Company’s next regularly scheduled payroll date following the satisfaction of such conditions. If the Employee (or the Employee’s legal representative) does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release in the Release, neither the Employee nor his estate or heirs, as applicable, shall be entitled to any of the Section 5.3 Severance Benefits. If the ADEA Release review and revocation period spans two calendar years, the payment or provision of the Section 5.3 Severance Benefits in accordance with the terms herein will commence in the later year.
5.4 Cause. If the Employee’s employment hereunder is terminated by the Company for Cause, (i) the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Effective Termination Date, (ii) except as provided in clause (i), the Employee shall not be entitled to receive following the Effective Termination Date any of the compensation or benefits provided in Section 3 including, without limitation, any continued payment of the Base Salary, the payment of the Annual Cash Incentive Award and any LT Cash Incentive Awards that are unpaid at such time and the continued vesting of the Outstanding Equity Awards, (iii) the Employee shall not be entitled to any of the Severance Benefits, Change of Control Benefits (as defined in Section 5.5(c)), or any of the payments provided for in Section 5.5(d) or Section 5.5(e), and (iv) the exercise period of the Employee’s vested options shall not be extended and shall remain exercisable only for the applicable period following the Effective Termination Date as set forth in the respective plan and option agreement.
5.5 Change of Control In the event of a Change of Control during the periods specified in this Section 5.5, the provisions of this Section 5.5 shall apply.
(a) Effective upon a Change of Control during the Transition Period while the Employee is employed by the Company hereunder:
(i)    if the Employee was not offered the position as Bona Fide General Counsel, (A) the Employee’s employment under the Transition Agreement shall terminate (which termination shall constitute a Qualifying Termination), (B) the provisions of Section 1, Section 2, Section 3, Section 5.1, Section 5.2, Section 5.3 and Section 5.4 shall terminate and no longer be effective, and (C) the payments and benefits provided by this Section 5.5 shall be the sole and exclusive payments and benefits payable or to be provided to the Employee;
(ii)    if the Employee was offered the position as Bona Fide General Counsel and accepts such employment, (A) the Employee’s employment under the Transition Agreement shall terminate (which termination shall not constitute a Qualifying Termination), (B) the provisions of Section 1, Section 2, Section 3, Section 5.1, Section 5.2, Section 5.3 and Section 5.4 shall terminate and no longer be effective, and (C) the payments and benefits provided by this Section 5.5 shall be the sole and exclusive payments and benefits payable or to be provided to the Employee upon a Qualifying Termination during the Protected Period; and

(iii)    if Employee was offered the position as Bona Fide General Counsel and does not accept such employment, (A) the Employee’s employment under this Transition Agreement shall terminate (which termination shall not constitute a Qualifying Termination), (B) the provisions of Section 1, Section 2, Section 3, Section 5.1, Section 5.2, Section 5.3 and Section 5.4 shall terminate and no longer be effective, and (C) the Employee will not be entitled to receive any of the Severance Benefits, the Change of Control Benefits or any payments provided for in Section 5.5(d) and Section 5.5(e).
(b) Subject to the provisions of Section 5.5(f), Section 5.6 and Section 9 below, if a Qualifying Termination occurs with respect to the Employee during the Protected Period, the Company (or the Successor Entity, if it assumes the obligations of this Section 5.5), shall pay and provide to the Employee or his estate or heirs, as applicable, the following amounts and benefits:
(i)    A lump sum amount equal to all accrued and unpaid salary through the Date of Qualifying Termination; and
(ii)    (A) if the Date of Qualifying Termination occurs in 2020, (1) a lump sum amount equal to the Employee’s target Annual Cash Incentive Award for 2020, prorated from January 1, 2020 to the Date of Qualifying Termination, plus (2) a lump sum amount equal to the Employee’s target LT Cash Incentive Award for each outstanding LT Cash Incentive Award listed on Schedule A;
(B) if the Date of Qualifying Termination occurs in 2021, (1) a lump sum amount equal to any unpaid Annual Cash Incentive Award for 2020 only to the extent the performance objectives are met, as determined in accordance with the CICP; provided that the Company shall not exercise negative discretion to reduce the amount of such award payable to the Employee below the amount that was earned based upon the applicable performance period objectives; provided further that to the extent the Compensation Committee of the Company’s Board of Directors approves the payment of any portion of the 2020 annual cash incentive compensation awards based upon the individual performance objectives of any executives of the Company, then the applicable individual performance objectives for the Employee shall be deemed to have been 100% satisfied, plus (2) a lump sum amount equal to any unpaid LT Cash Incentive Award attributable to the performance period ending as of December 31, 2020 only to the extent the performance objectives are met, as determined in accordance with the CICP; provided that the Company shall not exercise negative discretion to reduce the amount of such award payable to the Employee below the amount that was earned based upon the applicable performance period objectives, plus (3) without duplication of clause (2), a lump sum amount equal to the Employee’s target LT Cash Incentive Award for each outstanding LT Cash Incentive Award listed on Schedule A; and

(C) if the Date of Qualifying Termination occurs in 2022, (1) a lump sum amount equal to any unpaid LT Cash Incentive Award attributable to a performance period ending as of December 31, 2021 only to the extent the performance objectives are met, as determined in accordance with the CICP; provided that the Company shall not exercise negative discretion to reduce the amount of such award payable to the Employee below the amount that was earned based upon the applicable performance period objectives, plus (2) without duplication of clause (1), a lump sum amount equal to the Employee’s target LT Cash Incentive Award for each outstanding LT Cash Incentive Award listed on Schedule A.
(iii)    A lump sum amount equal to the product of two (2) multiplied by the sum of the greater of (x) Employee’s Qualifying Base Salary or (y) $250,000 plus an amount equal to the Employee’s target Annual Cash Incentive Award, if any, for the year in which the Qualifying Termination occurs; plus
(iv)    A lump sum amount equal to the aggregate premiums and any administrative fees applicable to the Employee due to election of continuation coverage that the Employee would be required to pay if the Employee elected to continue medical and dental benefits under the Company’s or the Successor Entity’s group health plans for the Employee and the Employee’s eligible dependents for a period of two (2) years following the Date of Qualifying Termination and the Employee was required to pay the full cost of such continuation coverage without subsidy from the Company or the Successor Entity. The amount of the payment to the Employee pursuant to this Section 5.5(b)(iv) shall be determined using the premiums the Employee would be required to pay for continuation coverage without subsidy from the Company of the Successor Entity if the Employee elected continuation coverage as of the Date of Qualifying Termination, based on the Employee’s coverage elections in effect on the day immediately preceding the Date of Qualifying Termination under the Company’s or the Successor Entity’s group health plan.
(c) Subject to the provisions of Section 5.5(f), Section 5.6, and Section 9 below, if a Qualifying Termination occurs with respect to the Employee, then (i) all Outstanding Equity Awards shall become immediately 100% vested and no longer subject to forfeiture as of the Date of Qualifying Termination and (ii) the Employee’s vested stock options, including those that became vested pursuant to this Section 5.5(c), will continue to be exercisable by the Employee or his estate or heirs, as applicable, until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with the Change of Control of the Company).
The payments and benefits described in Section 5.5(b)(ii) – (iv) and Section 5.5(c) are collectively referred to as the “Change of Control Benefits.”

(d) Subject to the provisions of Section 5.5(f), Section 5.6, and Section 9 below, if after a termination of Employee’s employment hereunder by the Employee for Good Reason or by the Company without Cause (i) there is a Change of Control within two years after the Execution Date or (ii) the Company has entered into a definitive agreement within two years after the Execution Date that subsequently results in a consummated Change of Control, the Company (or the Successor Entity if it assumes the obligations of this Section 5.5) shall pay to the Employee, his estate or heirs, as applicable, a lump sum amount of (A) $770,000 if the later Change of Control occurs after the Execution Date and before October 12, 2020, (B) $616,000 if the later Change of Control occurs on or after October 12, 2020 and within 6 months after the Execution Date, or (C) $385,000 if the later Change of Control occurs after 6 months after the Execution Date but still within the two-year period after the Execution Date or such later date as provided in clause (ii) of this sentence.
(e) Subject to the provisions of Section 5.5(f), Section 5.6, and Section 9 below, if Employee’s employment hereunder is terminated as a result of the expiration of the Transition Period and on such Effective Termination Date the Company has entered into a definitive agreement that subsequently results in a consummated Change of Control, the Company (or the Successor Entity, if it assumes the obligations of this Section 5.5) shall pay to the Employee, his estate or heirs, as applicable, a lump sum amount of $385,000.
(f) Notwithstanding any provision herein to the contrary, the payment or provision of any of the Change of Control Benefits and the payment of any amounts pursuant to Section 5.5(d) or Section 5.5(e) shall be conditioned upon (i) the Employee’s (or the Employee’s legal representative’s) execution and delivery to the Company or the Successor Entity, as applicable, within sixty (60) days after the (A) Date of Qualifying Termination, or (B) the effective date of the Change of Control as it relates to any payment pursuant to Section 5.5(d) or Section 5.5(e), the Release and (ii) the expiration of any period during which the ADEA Release (as defined in the Release) is subject to revocation without the Employee (or the Employee’s legal representative) having revoked such ADEA Release. If the Employee (or the Employee’s legal representative) satisfies the foregoing conditions, then except as otherwise provided in Section 5.6 and Section 9, (x) Change of Control Benefits shall commence and become effective and amounts payable pursuant to Section 5.5(b) shall be payable within sixty (60) days following the Date of Qualifying Termination or (y) the amounts payable pursuant to Section 5.5(d) or Section 5.5(e) shall be payable within sixty (60) days following the effective date of the Change of Control. If the Employee (or the Employee’s legal representative) does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release in the Release, neither the Employee nor his estate or heirs, as applicable, shall be entitled to any of the Change of Control Benefits or the payment of any amounts pursuant to Section 5.5(d) or Section 5.5(e). If the ADEA Release review and revocation period spans two calendar years, the payment or provision of the Change of Control Benefits or the payment of any amounts pursuant to Section 5.5(d) or Section 5.5(e) in accordance with the terms herein will commence in the later year.
5.6 Payment Delay for Specified Employee. Any provision of this Agreement to the contrary notwithstanding, if the Employee is a Specified Employee (as herein defined) on the Effective Termination Date or Date of Qualifying Termination, as applicable, then any payment or benefit to be paid, transferred or provided to the Employee pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid, transferred or provided on the first business day that is six (6) months after the Employee’s Effective Termination Date or Date of Qualifying Termination (or if earlier, within thirty (30) days after the date of the Employee’s death following the Employee’s Termination) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code. For purposes of this Agreement, “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder.
5.7 Separate Payments. For purposes of Section 409A of the Code, the Employee’s right to receive any payment, benefit or amounts that might otherwise constitute installment payments shall be treated for purposes of Section 409A of the Code as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the Effective Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.
6.    Confidential Information and Nondisclosure.
6.1 The Employee acknowledges that during the course of his employment with the Company and in his service to the Company and its Affiliates, the Employee has been involved, and he will continue to be involved, in the development of the Confidential Information (as herein defined) of the Company and its Affiliates, and he has had access, and will continue to have access, to Confidential Information relating to the business and affairs of the Company and its Affiliates. “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its Affiliates, disclosed to the Company or its Affiliates in confidence by third parties or licensed from any third parties, which, at any time during the Employee’s employment by the Company or in his service to the Company and its Affiliates, is developed, designed or discovered or otherwise acquired or learned by the Employee and which relates to the Company or its Affiliates, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties. Confidential Information includes, by way of example and without limitation, the following: all patents, trade secrets, inventions, processes and formulae including any proprietary information regarding existing and proposed products and services; information regarding existing and potential customers, employees, contractors, and the industry; strategies, books, records, and documents; the names of and other information concerning customers, investors and business affiliates such as contact name, service or product provided, pricing for that customer, type and amount of products and services used, credit and financial data, and/or other information relating to the relationship with that customer; plans and strategies for expansions, acquisitions or divestitures; budgets, financial and sales data, and pricing and costing data; sources of supply; contracts benefiting or obligating the Company or its Affiliates; bids or proposals submitted to or by any third parties; organizational structure; personnel information, including salaries and responsibilities of personnel; payment amounts or rates paid to consultants or other service providers; and other confidential or proprietary information.
6.2 The Employee acknowledges and agrees that such Confidential Information constitutes a valuable, special and unique asset used by the Company and its Affiliates in their businesses to obtain a competitive advantage over their competitors and was and is developed or acquired by the Company and its Affiliates at considerable time and expense and is intended to be used solely for the benefit of the Company and its Affiliates. The Employee further acknowledges and agrees that the Company and its Affiliates have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of his employment with the Company, the Employee executed an Employment Agreement dated February 17, 1994 (the “Employment Agreement”) with the Company pursuant to which the Employee agreed, both during and after his employment, not to disclose or use for his benefit or the benefit of others any Confidential Information and to comply with the Company’s policies regarding Confidential Information. While the Employee agrees that he continues to be subject to the terms and provisions of such Employment Agreement, including the confidentiality provisions contained therein, as well as the Company’s policies and limitations on disclosure of Confidential Information, the Employee further agrees that both during and after the Employee’s employment with the Company, the Employee will (i) hold all Confidential Information, in strict confidence and will not, directly or indirectly, disclose, make available, discuss, transmit, publish or use such Confidential Information other than for the Company’s benefit and/or the benefit of its Affiliates and (ii) not, directly or indirectly, disclose, use, cause, facilitate or allow any third party to use such Confidential Information in any way, except as may be (A) authorized by the Company’s Chief Executive Officer in writing, or (B) required by law or applicable legal process. In the event the Employee becomes legally compelled to disclose any Confidential Information, the Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy with respect to such disclosure.
6.3 Notwithstanding any other provision of this Agreement, the Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Employee or the business of the Company or any of its Affiliates or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Employee to divulge, disclose or make accessible such information. The Employee and the Company agree that nothing in this Agreement is intended to interfere with the Employee’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, the Employee need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.
7.    Nondisparagement and Nonsolicitation.
7.1 During and after the Employee’s employment with the Company, the Employee agrees not to make or publish, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its Affiliates. However, nothing in this Section 7.1 shall prohibit the Employee from participating in any governmental proceeding. During and after the Employee’s employment with the Company, the Company agrees that its elected officers and directors, while any such individual holds such position, will not directly or indirectly communicate or publish any defamatory or disparaging remarks, comments or statements or any knowingly false information (written or oral) concerning the Employee or cause any other person to communicate or publish such information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any elected officer or director of the Company from participating in any truthful internal communications, governmental proceeding, giving truthful testimony or providing any truthful information to any regulatory agency.
7.2 The Employee further agrees that for the period following the Effective Termination Date during which any Severance Benefits are being provided hereunder or, if applicable, one (1) year following the Date of Qualifying Termination, the Employee will not, directly or indirectly on the Employee’s own behalf or on behalf of any other person or entity, solicit, recruit, hire, engage or seek to hire or engage any person who is employed by the Company, the Successor Entity, or their respective Affiliates. Nothing in this Section 7.2 shall prohibit the Employee from (i) soliciting or hiring any individual whose employment or engagement with the Company, the Successor Entity or any Affiliate has been terminated for a period of at least six (6) months or (ii) engaging in general solicitations to the public or general advertising not targeted to employees of the Company, the Successor Entity or any Affiliate and hiring persons responding thereto, provided such individuals are not otherwise solicited by the Employee prior to such general solicitation.
8.    Continuing Obligations. Nothing contained in this Agreement shall be deemed to affect or relieve the Employee from any continuing obligations contained in the Employment Agreement or other policies of the Company to which the Employee is subject during and, as applicable, following his employment with the Company and the Employee agrees to comply with such ongoing obligations in accordance with their terms.
9.    Termination of Agreement and Severance Benefits.
9.1    In addition to any rights or remedies set forth in Section 14.6 hereof for any breach by the Employee of any of the covenants or agreements set forth in Sections 6, 7 and 8, (i) the Employee’s employment hereunder and the Company’s payment and provision of the compensation and benefits provided in Section 3, (ii) the Company’s payment and provision of the Severance Benefits, and (iii) the payment and provision of the Change of Control Benefits or any payments pursuant to Section 5.5(d) or Section 5.5(e) are each conditioned upon the Employee’s compliance with the terms and provisions of Sections 6, 7 and 8, and the Employee not engaging in any Competitive Activity (as defined in Section 9.2). If at any time during the term of the Employee’s employment the Employee shall breach any of the provisions of Sections 6, 7 or 8, or engage in any Competitive Activities, the Company may terminate the Employee’s employment for Cause in accordance with Section 4.4. If at any time after the Effective Termination Date during which any Severance Benefits are being provided the Employee shall breach any of the provisions of Sections 6, 7, or 8, or engage in any Competitive Activities, the Company shall no longer be required to pay or provide the Severance Benefits and any vested stock options shall be exercisable only for the applicable period following the Effective Termination Date in accordance with the respective stock option agreement and plan. If at any time after a Change of Control and prior to the payment of the Change of Control Benefits the Employee shall breach any of the provisions of Sections 6, 7 or 8, or engage in Competitive Activities, neither the Company nor any Successor Entity shall be required to pay or provide any such Change of Control Benefits. If at any time after the Effective Termination Date and prior to the payment of any amounts pursuant to Section 5.5(d) or Section 5.5(e) the Employee shall breach any of the provisions of Sections 6, 7 or 8, or engage in Competitive Activities, neither the Company nor any Successor Entity shall be required to make any such payments.
9.2 The Employee shall be deemed to have engaged in “Competitive Activities” if the Employee, during the term of his employment and for the period following the Effective Termination Date during which any Severance Benefits are being provided hereunder, directly or indirectly, becomes the owner of, becomes employed by, or otherwise provides services as a director, attorney, consultant or independent contractor to, any Competing Business in any state in which the Company or any of its Affiliates is then conducting business. The foregoing shall not prohibit the Employee owning less than 1% of the total outstanding equity securities of any publicly-traded entity. For purposes of this Agreement, “Competing Business” means any business that competes in any manner with (i) the business conducted by the Company and its Affiliates as of the Execution Date, and (ii) any new business activity (including any business acquisition) entered into during the term of the Employee’s employment hereunder to the extent the Employee provides any services, on behalf of the Company or its Affiliates with respect to such new business activity (or acquisition). Notwithstanding the foregoing, a Competing Business shall not include any line of business or business segment that is divested by the

Company or any of its Affiliates so long as the definitive agreements for any such disposition do not otherwise restrict the Employee from engaging in the divested business.
10.    Release of Claims. In consideration of the benefits set forth herein, the Employee, on his own behalf and on behalf of any of the Employee’s estate, heirs, family members, executors, administrators, representatives, agents, successors and assigns, hereby and forever releases the Company, its Affiliates, and any of their respective current and former officers, directors, managers, partners, employees, agents, attorneys, benefit plans, plan administrators, successors and assigns (the “Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, demand, action, complaint, charge, cause of action, cost, expense, attorneys’ fees, damages or liabilities relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, liquidated or unliquidated, that the Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date that the Employee signs this Agreement (collectively, the “Claims”), including, without limitation:
(a)    any and all Claims relating to or arising from the Employee’s employment or service relationship with the Company or any of its Affiliates and any termination of that relationship;
(b)    any and all Claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its Affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d) any and all Claims arising under any federal, state, or local laws of any jurisdiction that prohibit discrimination based on age, sex, race, national origin, color, ancestry, disability, religion, veteran or military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Genetic Information and Nondiscrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly

Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Fair Credit Reporting Act, the Labor Management Relations Act, Chapter 21 of the Texas Labor Code, or any other federal, state, or local laws or ordinances of any jurisdiction);
(e)    Claims under any other federal, state, local, municipal, or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance;
(f)    Claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except such rights as may be vested or such claims that vest in the future under any retirement plan sponsored by the Company;
(g)    any and all Claims for violation of the federal or any state constitution;
(h)    any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(i)    any and all Claims for attorneys’ fees and costs.
The release set forth in this Section 10 is a full and final general release by the Employee of all Claims (other than the Claims specifically excluded below) that arise wholly or in part from any act or omission occurring before this Agreement is signed by the Employee. The Employee confirms that the release set forth in this Section 10 was neither procured by fraud nor signed under duress or coercion. Further, the Employee waives and releases the Company and each of the other Releasees from any Claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement and the release set forth in this Section 10 not binding. The Employee understands and agrees that (except as otherwise specified in this Agreement) by signing this Agreement, the Employee is giving up the right to pursue any legal Claims released herein that the Employee may currently have against the Company or any of the other Releasees, whether or not the Employee is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.
Notwithstanding any other provision of this Agreement, this release is not intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state or local human rights commission in connection with any claim the Employee believes the Employee may have against any of the Releasees. However, by executing this Agreement, the Employee hereby waives the right to recover in any proceeding the Employee may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on the Employee’s behalf.
The only Claims that are excluded from the release set forth in this Section 10 are (i) Claims arising after the time the Employee signs this Agreement, if any, including any future

Claims relating to the Company’s or any Successor Entity’s performance of its obligations hereunder, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any future benefits which the Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder; (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of incorporation, or other agreement, (vi) any vested interest the Employee may have in the Company’s 401(k) plan and deferred compensation plan by virtue of the Employee’s employment with the Company; and (vii) any rights the Employee may have under the equity award agreements listed on Schedule B attached hereto with respect to any vested equity awards thereunder.
11.    Release of Claims under ADEA. The Employee understands and acknowledges that the Employee is waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, as amended (collectively, “ADEA”), and that this waiver and release (the “First ADEA Release”) is knowing and voluntary. The Employee understands and agrees that this First ADEA Release does not apply to any rights or claims that may arise under the ADEA after the date this Agreement is executed by the Employee. The Employee understands and acknowledges that the consideration given for this First ADEA Release is in addition to anything of value to which the Employee was already entitled. The Employee further understands and acknowledges that the Employee has been advised by this writing that: (i) the Employee should consult with an attorney prior to executing this Agreement, including this First ADEA Release; (ii) the Employee has twenty-one (21) days after June 19, 2020 (the “First Review Period”) within which to consider the First ADEA Release; (iii) the Employee has seven (7) days following the Employee’s execution of this Agreement (the “First Revocation Period”) to revoke this First ADEA Release pursuant to written notice to the Chief Executive Officer of the Company on or before the seventh day after the Employee signs this Agreement; (iv) provided the Employee does not revoke the First ADEA Release as herein provided, this First ADEA Release shall not be effective until after the First Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this First ADEA Release, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The Company and the Employee agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the First Review Period. In the event the Employee signs this Agreement and returns it to the Company before the First Review Period has concluded, the Employee hereby acknowledges that the Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement and the First ADEA Release contained herein. The Parties acknowledge and agree that this Agreement was negotiated at arm’s length and that this Agreement is worded in a manner that the Employee fully understands. The Employee further acknowledges that the Employee has read this Agreement, as signified by the Employee’s signature hereto, and is voluntarily executing the same. The Employee acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider, review and reflect upon the terms of this Agreement.
12.    Effective Date. As provided in Section 11, Employee has (i) the First Review Period to consider and review this Agreement, including the First ADEA Release, and (ii) the First Revocation Period to revoke the First ADEA Release. If the Employee does not revoke the First ADEA Release during the First Revocation Period, then this Agreement shall become effective on the eighth day following the date upon which the Employee executes this Agreement (such eighth date, the “Effective Date”).
13.    Successors.
13.1    This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee and Employee’s estate, heirs and legal representatives.
13.2     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
13.3    In the event of a Change of Control during the Transition Period, the Company shall, except in the case of a merger involving the Company with respect to which under applicable law the surviving entity of such merger will be obligated under this Agreement in the same manner and to the same extent as the Company would have been bound if no such merger had taken place, require any Successor Entity, by purchase or otherwise, to all or substantially all of the business and/or assets of the Company, to execute an agreement whereby such Successor Entity expressly assumes and agrees to perform the obligations under Section 5.5 of this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place and expressly agree that the Employee may enforce the obligations under Section 5.5 of this Agreement against such Successor Entity.
14.    Miscellaneous.
14.1    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND THE EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN MONTGOMERY COUNTY, TEXAS.
14.2    Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

14.3    Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.
14.4    Notices. All notices required hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee, at the address maintained in the Company’s records, and to the Company as follows:
If to the Company:    TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, TX 77380
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
14.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.6    Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Sections 6 or 7 or the continuing obligations as provided in Section 8 will cause irreparable damage to the Company and/or its Affiliates, for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring the Employee to perform the Employee’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its Affiliates may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach of any such provisions of this Agreement. In recognition of the fact that a breach by the Company of any of the provisions of Section 7.1 will cause irreparable damage to the Employee and/or his heirs, for which monetary damages alone will not constitute an adequate remedy, the Employee shall be entitled as a matter of right (without being required to provide damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Company. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Employee or his heirs may be entitled at law or in equity, including without limitation, the right to recover monetary damages for any such breach of this Agreement.
14.7    Taxes. The Company or any Affiliate, as applicable, may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision of this Agreement, each party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.
14.8    No Guarantee of Tax Consequences. Notwithstanding anything in this Agreement to the contrary, the Company makes no representation, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available with respect to the payments and benefits provided under this Agreement (including whether or not the same are exempt from, or compliant with, Section 409A of the Code) and does not assume any responsibility or liability for all or any portion of any taxes, penalties, interest or other costs or expenses that may be incurred by the Employee (or any person claiming through or on behalf of the Employee) with respect thereto.
14.9    Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements to the extent any payments hereunder are subject to Section 409A of the Code. The services to be provided hereunder will be provided on an on-call basis subject to the terms of this Agreement. The parties do not anticipate that the number of hours to be worked by Employee will exceed eight (8) hours in any given week, which is less than 20% of the hours the Employee has worked on average over the prior three (3) years; provided that if currently unanticipated business circumstances occur that require Employee to work in excess of eight (8) hours per week, such work will not exceed sixteen (16) hours in any such week. Further, the parties intend, as of the Execution Date, that entering into this Agreement and the arrangement contemplated hereby will constitute a “separation of service” for purposes of Section 409A of the Code and, subject to the provisions of Section 5.6, the Employee may receive from the Company any deferred compensation in accordance with the terms of such deferred compensation.
14.10    Entire Agreement; Change of Control Agreement.
(a) This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and, except for the existing covenants of the Employee, including those in the Employment Agreement, which are intended to be carried forward pursuant to Section 8 of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.
(b) The Change of Control Agreement dated May 31, 2013, by and between the Company and the Employee shall be terminated effective as of the Execution Date.
14.11    Captions. The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
14.12    Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or e-mail transmission of any signed original of this Agreement will be deemed the same as delivery of an original.
14.13    Voluntary Agreement. The Employee hereby represents and warrants that, prior to signing below, he has had the opportunity to consult with independent legal counsel of his choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.
15.    Definitions.
15.1    Affiliate. “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Board, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company. For purposes of this Agreement, each of CSI Compressco LP and its subsidiaries and affiliates shall be considered an Affiliate of the Company.
15.2    Board. “Board” shall mean the Board of Directors of the Company.
15.3    Bona Fide General Counsel. “Bona Fide General Counsel” shall mean the chief legal officer of the Successor Entity with compensation and benefits, in the aggregate, no less than the compensation received and benefits enjoyed by the Employee from the Company in 2019, and no requirement to office in any location that is more than 50 miles from Houston, Texas.
15.4    Change of Control. A “Change of Control” of the Company shall be deemed to have occurred upon any of the following events:
(i)    any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;
(ii)    the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;
(iii)    the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(v)    individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.
Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clauses (i) through (v) above, as applicable, and (2) a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).
15.5    COC Good Reason. “COC Good Reason” shall mean the occurrence of any of the following during the Protected Period after the Employee has been appointed as the Bona Fide General Counsel, without the Employee’s express written consent:
(a)    The Employee no longer acting as the Bona Fide General Counsel of the Successor Entity;
(b)    The Employee being required to office in any location that is more than 50 miles from Houston, Texas.
(c)     A material reduction in the Employee’s compensation from the Successor Entity; or
(d)    A material reduction in the Employee’s employee benefits (without regard to bonus compensation, if any) if such reduction results in the Employee receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable officers of the Successor Entity generally.
The Employee must give the Successor Entity a Notice of Termination within 90 days of the date of initial existence of the condition constituting Good Reason. If the Employee fails to give such Notice of Termination timely, the Employee shall be deemed to have waived all rights the Employee may have under Section 5.5 with respect to such condition. The Successor Entity shall have 30 days from the date of such Notice of Termination to cure the condition. If the Successor Entity cures the condition, such Notice of Termination shall be deemed rescinded. If the Successor Entity fails to cure the condition timely, the Employee shall be deemed to have terminated employment at the end of such 30-day period.
15.6    Date of Qualifying Termination. “Date of Qualifying Termination shall mean the date the Employee experiences a Qualifying Termination.
15.7    Notice of Termination. “Notice of Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances for termination for a COC Good Reason. Such Notice of Termination shall be subject to the Successor Entity’s 30-day cure period.
15.8    Person. “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
15.9    Protected Period. The “Protected Period” shall mean the period of time beginning with the Change of Control if the Employee has accepted the Bona Fide General Counsel position and ending on the two-year anniversary of such Change of Control or the Employee’s death, if earlier; provided, however, if the Employee’s employment with the Company is terminated by the Company other than for Cause during the Transition Period and within six months prior to the date on which a Change of Control occurs (e.g., not during the Protected Period), and it is reasonably demonstrated by the Employee that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then for purposes of determining whether a Qualifying Termination has occurred and only for such purposes, the Change of Control shall be deemed to have occurred on the date immediately prior to the date of such termination of employment and the Employee shall be deemed to have experienced a Qualifying Termination by the Company other than for Cause.
15.10    Qualifying Base Salary. “Qualifying Base Salary” shall mean the Employee’s highest annual rate of base salary in effect at any time during the period beginning six (6) months preceding the Change of Control and throughout the Protected Period, without reduction by payroll deductions and withholdings, including but not limited to, elective contributions made on the Employee’s behalf pursuant to a plan maintained under Code Sections 125 or 401, and any other reductions of the Employee’s remuneration, but excluding bonuses, severance pay and other amounts in lieu of base salary and any other amounts not considered base salary under the Company’s or Successor Entity’s normal payroll practices.
15.11    Qualifying Termination. A “Qualifying Termination” shall be deemed to have occurred if in connection with the consummation of a Change of Control, (i) the Employee does not receive an offer to act as the Bona Fide General Counsel, or (ii) the Employee does receive and accept an offer to act as the Bona Fide General Counsel and the Employee’s employment with the Successor Entity during the Protected Period is terminated as a result of either (a) a unilateral and involuntary termination by the Successor Entity other than for Cause which, unless the Employee and Successor Entity otherwise agree in writing to a definition of “Cause,” shall have the meaning in Section 4.4 except that the duties and obligations referred to in Section 4.4(a) shall refer to such duties and obligations as agreed upon between the Employee and Successor Entity, or (b) resignation by the Employee for COC Good Reason. Termination of the Employee’s employment during the Protected Period for any other reason, including the Employee’s death or Disability, a termination by the Successor Entity for Cause or a termination by the Employee other than for COC Good Reason shall not constitute a Qualifying Termination.
15.12    Section 409A Rules. “Section 409A Rules” shall mean Section 409A of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.
15.13    Successor Entity. “Successor Entity” means the surviving entity in a Change of Control involving a merger or acquisition of the Company’s equity interests and any successor, by purchase or otherwise, to all or substantially all of the assets of the Company.

[SIGNATURE PAGE TO FOLLOW]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THE COMPANY:

TETRA TECHNOLOGIES, INC.
By:    /s/Brady M. Murphy
Name:    Brady M. Murphy
Title:    President and Chief Executive Officer
Date:    July 27, 2020

EMPLOYEE:
/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
Date: July 27, 2020
Time of Execution: 3:07 p.m.

SCHEDULE A
Outstanding Awards Under the
Cash Incentive Compensation Plan

Annual Cash Incentive Award	Values at Target
	Weighted Average Division EBITDA	Corporate G&A	Individual Performance Objectives	Total
1/1/2020 – 12/31/2020 Performance Period	$138,600	$46,200	$46,200	$231,000

LTI Cash Incentive Awards	Values at Target
	RTSR	RONCE (EBIT)	Total
1/1/2020-12/31/2022 Performance Period	$131,250	$131,250	$262,500
	RTSR	CFO/Share	Total
1/1/2019-12/31/2021 Performance Period	$125,000	$125,000	$250,000
	RTSR	3-Year CFO	Total
1/1/2018-12/31/2020 Performance Period	$100,000	$100,000	$200,000

SCHEDULE B
Outstanding Equity Awards

Award Type	Unvested	Vested and Unexercised
Restricted Stock Awards
Granted 2/22/2017	0	0
Granted 2/22/2018	17,498	0
Total:	17,498

Restricted Stock Units
Granted 2/21/2019	71,747	0
Granted 5/2/2019	40,742	0
Granted 2/20/2020	106,419	0
Total	218,908	0

Incentive Stock Options
Granted 5/20/2011	0	2,066
Granted 5/20/2012	0	10,089
Granted 5/20/2013	0	11,679
Granted 5/20/2014	0	10,009
Granted 5/4/2015	0	15,207
Granted 5/2/2016	0	21,783
Granted 2/22/2017	0	17,949
Granted 2/22/2018	12,144	9,108
Total:	12,144	97,890

Nonqualified Stock Options
Granted 5/20/2011	0	12,806
Granted 5/20/2012	0	11,276
Granted 5/20/2013	0	7,985
Granted 5/20/2014	0	8,857
Granted 5/4/2015	0	21,347
Granted 5/2/2016	0	14,656
Granted 2/22/2017	0	50,213
Granted 2/22/2018	0	33,393
Total:	0	160,533

Phantom Units
Granted 2/22/2020	50,873	0
Total:	50,873	0

EXHIBIT A
TO
TRANSITION AGREEMENT
Form Of Release Agreement
[To be signed after the Effective Termination Date / Date of Qualifying Termination]
This Release Agreement (“Release Agreement”) is made by and between Bass C. Wallace, Jr. (the “Employee”)1 and TETRA Technologies, Inc. (the “Company”)2 (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Release Agreement shall have the meanings set forth in the Transition Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Transition Agreement, dated as of July ____, 2020 (the “Transition Agreement”); and
WHEREAS, the Transition Agreement, among other things, contemplates that, subject to certain conditions in the Transition Agreement, the Company will provide the Employee specified [Severance Benefits/Change of Control] if, among other requirements, the Employee executes and delivers to the Company this Release Agreement upon termination of the Employee’s employment with the Company under certain circumstances and the Employee does not exercise the Employees’ right to revoke the ADEA Release as contained in Section 3 of this Release Agreement; and
WHEREAS, the Employee and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of the Employee by the Company.
NOW, THEREFORE, in consideration of the [Section 5.1 Severance Benefits/ Section 5.2 Severance Benefits/Section 5.3 Severance Benefits/Change of Control Benefits] described in the Transition Agreement, which, pursuant to the Transition Agreement, are conditioned on the Employee’s execution of this Release Agreement and non-revocation of the ADEA Release, and in consideration of the mutual promises made herein, the Company and the Employee hereby agree as follows:
1 The form of Release Agreement will be modified, as applicable, if it is being executed by the Employee’s legal representative.
2 The Successor Entity will be a party to the Release Agreement in the event appropriate following a Change of Control.

1.    Severance Benefits; Salary and Benefits.
    (a)    The Employee and the Company acknowledge and agree that the [Effective Termination Date/Date of Qualifying Termination] is __________, ______.
    (b)    The Company agrees to provide the Employee with the [Section 5.1 Severance Benefits/ Section 5.2 Severance Benefits/Section 5.3 Severance Benefits/Change of Control Benefits] payable at the times set forth in, and subject to the terms and conditions of, the Transition Agreement.
    (c)    The Employee must sign and return this Release Agreement to the Company on or before [twenty-two (22)/ forty-six (46)] days after the Employee receives this Release Agreement. The Parties agree that this Release Agreement was provided to the Employee on or before [_____________].
2.    Release of Claims. In consideration of the benefits set forth herein and in the Transition Agreement, the Employee, on his own behalf and on behalf of any of the Employee’s heirs, family members, executors, administrators, representatives, agents, successors and assigns, hereby and forever releases the Company, its Affiliates, and any of their respective current and former officers, directors, managers, partners, employees, agents, attorneys, benefit plans, plan administrators, successors and assigns (the “Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, demand, action, complaint, charge, cause of action, cost, expense, attorneys’ fees, damages or liabilities relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, liquidated or unliquidated, that the Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined in Section 6 below) of this Release Agreement (collectively, the “Claims”), including, without limitation:
(a)    any and all Claims relating to or arising from the Employee’s employment or service relationship with the Company or any of its Affiliates and the termination of that relationship;
(b)    any and all Claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of Company or any of its Affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all Claims arising under any federal, state, or local laws of any jurisdiction that prohibit discrimination based on age, sex, race, national origin, color, ancestry, disability, religion, veteran or military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Genetic Information and Nondiscrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Section 1558 of the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, the Fair Credit Reporting Act, the Labor Management Relations Act, Chapter 21 of the Texas Labor Code, or any other federal, state, or local laws or ordinances of any jurisdiction);
(e)    Claims under any other federal, state, local, municipal, or common law whistleblower protection, discrimination, wrongful discharge, anti-harassment, or anti-retaliation statute or ordinance;
(f)    Claims arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except such rights as may be vested or such Claims that vest in the future under any retirement plan sponsored by the Company;
(g)    any and all Claims for violation of the federal or any state constitution;
(h)    any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(j)    any and all Claims for attorneys’ fees and costs.
The release set forth in this Section 2 is a full and final general release by the Employee of all Claims (other than the Claims specifically excluded below) that arise wholly or in part from any act or omission occurring before this Release Agreement is signed by the Employee. The Employee confirms that this Release Agreement was neither procured by fraud nor signed under duress or coercion. Further, the Employee waives and releases the Company and each of the other Releasees from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make this Release Agreement not binding. The Employee understands and agrees that (except as otherwise specified in this Release Agreement) by signing this Release Agreement, the Employee is giving up the right to pursue any legal

Claims released herein that the Employee may currently have against the Company or any of the other Releasees, whether or not the Employee is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.
Notwithstanding any other provision of this Release Agreement, this release is not intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) or any state or local human rights commission in connection with any claim the Employee believes the Employee may have against any of the Releasees. However, by executing this Release Agreement, the Employee hereby waives the right to recover in any proceeding the Employee may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on the Employee’s behalf.
The only Claims that are excluded from this Release Agreement are (i) Claims arising after the time the Employee signs this Release Agreement, if any, including any future Claims relating to the Company’s or Successor Entity’s performance of its obligations hereunder and under Section 5.5 and Section 7.1 of the Transition Agreement, (ii) any claim for unemployment compensation, (iii) any claim for workers’ compensation benefits, (iv) any future benefits which the Employee is entitled to receive under any Company “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and the regulations promulgated thereunder; (v) indemnification or payment under any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s by-laws, certificate of incorporation, or other agreement, (vi) any vested interest the Employee may have in the Company’s 401(k) plan and deferred compensation plan by virtue of the Employee’s employment with the Company; and (vii) any rights the Employee may have under the equity award agreements listed on Schedule B to the Transition Agreement with respect to any vested equity awards thereunder.
3.    Release of Claims under ADEA. The Employee understands and acknowledges that the Employee is waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, as amended (collectively, “ADEA”), and that this waiver and release (the “ADEA Release”) is knowing and voluntary. The Employee understands and agrees that this ADEA Release does not apply to any rights or claims that may arise under the ADEA after the date this Release Agreement is executed by the Employee. The Employee understands and acknowledges that the consideration given for this ADEA Release is in addition to anything of value to which the Employee was already entitled. The Employee further understands and acknowledges that the Employee has been advised by this writing that: (a) the Employee should consult with an attorney prior to executing this Release Agreement, including this ADEA Release; (b) the Employee has [twenty-one (21)/forty-five (45)] days (the “Review Period”) within which to consider the ADEA Release contained in this Release Agreement; (c) the Employee has seven (7) days following the Employee’s execution of this Release Agreement (the “Revocation Period”) to revoke this ADEA Release pursuant to written notice to the Chief Executive Officer of the Company on or before the seventh day after the Employee signs this Release Agreement; (d) this ADEA Release shall not be effective until after the Revocation Period has expired; and (e) nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this ADEA Release, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The Company and the Employee agree that any changes to this Release Agreement, whether material or immaterial, will not restart the running of the Review Period. In the event the Employee signs this Release Agreement and returns it to the Company before the Review Period has concluded, the Employee hereby acknowledges that the Employee has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement and the ADEA Release contained herein. The Parties acknowledge and agree that this Release Agreement and the Transition Agreement were negotiated at arm’s length and that this Release Agreement and the Transition Agreement are worded in a manner that the Employee fully understands. The Employee further acknowledges that the Employee has read this Release Agreement, as signified by the Employee’s signature hereto, and is voluntarily executing the same. The Employee acknowledges that he has been provided with a period of at least [twenty-one (21)/five-five (45)] days within which to consider, review and reflect upon the terms of this Release Agreement.
4.    Reaffirmation of Continuing Obligations. Nothing in this Release Agreement shall be deemed to affect or relieve the Employee from any continuing obligation contained in any other agreement with the Company, including, but not limited to, the Transition Agreement and the Employment Agreement. The Employee acknowledges that this reaffirmation is material to this Release Agreement, and the Employee further acknowledges and agrees that his continuing obligations under each such agreement are reasonable and enforceable and that he will not challenge or violate these covenants.
5.    Return of Company Property. The Employee represents and warrants that the Employee has returned all Company information (confidential, proprietary or otherwise), including all related documents, reports, emails, files, memoranda and records, computer disks or other storage media and all physical or personal property, including credit cards, card key passes, door and file keys, computers, or cell phones, which the Employee was provided or obtained during the Employee’s employment. Employee will, at the election of the Company, return or delete all Company emails. To the extent the Employee discovers after the Effective Termination Date that the Employee failed to return any Company information or property, the Employee shall promptly return to the Company any such information or property and delete any electronic versions of the Company information in a manner such that the Employee cannot retrieve such information.
6.    Effective Date. This Release Agreement will become effective on the eighth (8th) day after the Employee has signed this Release Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).
7.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release Agreement shall continue in full force and effect without said provision or portion of provision.
8.    Entire Agreement; Modification. This Release Agreement, combined with the Transition Agreement, sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings or representations between the Parties, whether oral or written, pertaining to the Employee’s employment with the Company, the subject matter of this Release Agreement, or any other term or condition of the relationship between Company and the Employee, except as otherwise stated herein. No oral statements or other prior written material not specifically incorporated into this Release Agreement shall be of any force and effect, and no changes in or additions to this Release Agreement shall be recognized, unless incorporated into this Release Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Release Agreement must be signed by all Parties to this Release Agreement. This Release Agreement supersedes any prior oral or written agreements, understandings, promises, or inducements between the Employee and the Company concerning the subject matter in this Release Agreement, with the exception of the Transition Agreement, the Employment Agreement, and the Company Retirement Guidelines adopted January 1, 2019, or any other obligation of the Employee which, by its terms or by operation of law, survives the termination of the Employee’s employment. The Parties agree that the language of this Release Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.
9.    Governing Law. This Release Agreement shall be subject to the provisions of Section 14.1 of the Transition Agreement.
10.    Voluntary Execution of Release Agreement. The Employee understands and agrees that the Employee executed this Release Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Employee’s claims against the Company and any of the other Releasees. The Employee acknowledges that: (a) the Employee has read this Release Agreement; (b) the Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release Agreement or the Transition Agreement; (c) the Employee has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) the Employee understands the terms and consequences of this Release Agreement and of the releases it contains; and (e) the Employee is fully aware of the legal and binding effect of Release this Release Agreement.
[Signature Page Follows]

    IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

Dated:
Time of Execution:	Bass C. Wallace, Jr.

COMPANY
TETRA TECHNOLOGIES, INC.

Dated:	By:
Name:
Title:

37